Exhibit 4.9

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE LAWS, AND ARE SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND SUCH APPLICABLE BLUE SKY LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Initial Issue Date: January 3, 2008

GEVO, INC.

1. WARRANT TO PURCHASE PREFERRED STOCK

Gevo, Inc., a Delaware corporation, hereby certifies that, for value received, Khosla Ventures I, LP or its successors or registered assigns (the “Holder”) is entitled, subject to the terms set forth below, to purchase from the Company (as defined below) at any time or from time to time before 5:00 p.m., Eastern time, on the Expiration Date (as defined below), that number of fully paid and nonassessable shares of Qualified Financing Securities (as defined below) as is equal to the Warrant Number (as defined below), at a purchase price equal to the Purchase Price (as defined below). The Warrant Number and the Purchase Price are subject to adjustment as provided in this Warrant.

This Warrant is issued pursuant to the Note and Warrant Purchase Agreement, dated as of January 3, 2008, by and among the Company and the purchaser signatories thereto, as may be amended from time to time (the “Purchase Agreement”), a copy of which is on file at the principal office of the Company. Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

1. Certain Defined Terms. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” means Gevo, Inc., a Delaware corporation, and any corporation or other business entity that shall succeed to or assume the obligations of Gevo, Inc. hereunder.

(b) The term “Expiration Date” means the earlier to occur of: (i) the date that is the tenth anniversary of the Initial Issue Date referenced above; or (ii) five years after the consummation of the first firm commitment underwritten public offering of the Company’s securities.

(c) The term “Notes” means the convertible promissory notes issued by the Company pursuant to the Purchase Agreement.

(d) The term “Purchase Price” means the price per share paid by investors for the Qualified Financing Securities at the time of the closing of the Qualified Financing, subject to adjustment pursuant to Section 8 hereof.

(e) The term “Qualified Financing” shall have the meaning set forth in the Notes.

(f) The term “Qualified Financing Securities” shall have the meaning set forth in the Notes.

(g) The term “Warrant Number” means that number of shares (including, for purposes of determining such number, any fractional shares) of Qualified Financing Securities as obtained by dividing (i) 592,255 by (ii) the Purchase Price. The Warrant Number shall be subject to adjustment pursuant to Section 8 hereof.

2. Payment of Purchase Price In Cash, Net Issue Election.

(a) This Warrant may be exercised in full or in part by the Holder by surrender of this Warrant, with the Subscription Notice (in the form attached hereto) duly executed by such Holder, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate purchase price of the share to be purchased hereunder.

(b) The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the Net Issue Election Notice (in the form attached hereto) duly executed, at the principal office of the Company. Thereupon, the Company, within a reasonable time and subject to any applicable federal or state securities laws, shall issue to the Holder such number of fully paid and nonassessable shares of Qualified Financing Securities being acquired as is computed using the following formula:

X = Y (A-B)

    A

where:

X =	the number of shares of Qualified Financing Securities to be issued to the Holder pursuant to this Section 2(b);

Y =	the number of shares of Qualified Financing Securities covered by this Warrant in respect of which the net issue election is made pursuant to this Section 2(b);

A =

the fair market value of one share of Qualified Financing Securities as determined in good faith by the Board of Directors of the Company, as at the time the net issue election is made pursuant to this

Section 2(b); and

B =	the Purchase Price in effect under this Warrant at the time the net issue election is made pursuant to this Section 2(b).

The Board of Directors of the Company shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Qualified Financing Securities.

3. Delivery Upon Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise pursuant to Section 2(a) or Section 2(b) above, and the person or persons entitled to receive the shares of Qualified Financing Securities issuable upon such exercise shall be treated for all purposes as the holder or holders of record of such share as of the close of business on such date (whether or not the transfer books of the Company are closed on such date). As promptly as practicable after such date and subject to any applicable federal or state securities laws, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Qualified Financing Securities issuable upon such exercise, plus with respect to each such person, in lieu of any fractional share to which such person would otherwise be entitled, cash equal to such fraction multiplied by the then fair market value (as determined in good faith by the Board of Directors) of one full share of Qualified Financing Securities. In the event of any partial exercise of this Warrant, the Holder shall be entitled to receive a new warrant of similar tenor, dated as of the date of this Warrant, covering the number of shares in respect of which this Warrant was not exercised.

4. Reserved Shares; Valid Issuance. The Company covenants that at all times from and after the closing of the Qualified Financing, it shall reserve and keep available such number of its authorized shares of Qualified Financing Securities, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. If at any time the number of authorized but unissued shares of Qualified Financing Securities shall not be sufficient to effect the full exercise of this Warrant, the Company shall forthwith take such corporate action as may be necessary to effect such full exercise. The Company further covenants that all shares of Qualified Financing Securities as may be issued upon exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (other than liens created by the holder thereof).

5. No Stockholder Rights. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company.

6. Warrant Register; Transfers, Etc.

(a) The Company will maintain a register containing the names and addresses of the registered holders of the Warrants. The Holder may change its address as shown on the warrant register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be given by certified mail or delivered to the Holder at its address as shown on the warrant register.

(b) Subject to compliance with applicable federal and state securities laws, this Warrant may be transferred by the Holder with respect to any or all of the shares purchasable hereunder. Upon surrender of this Warrant to the Company, together with the Assignment substantially in the form annexed hereto properly endorsed, for transfer of this Warrant as an entirety by the Holder, the Company shall issue a new warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the Assignment properly endorsed, by the Holder for transfer with respect to a portion of the total number of shares of Qualified Financing Securities purchasable hereunder, the Company shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Holder hereof, and shall issue to such Holder a new Warrant covering the number of shares of Qualified Financing Securities in respect of which this Warrant shall not have been transferred.

(c) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction) and of a written agreement to indemnify the Company against any loss arising from the issuance of such new Warrant.

7. No Impairment. The Company will not, by amendment of its charter or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

8. Stock Splits, Dividends and Combinations. In the event that the Company shall at any time subdivide the outstanding shares of Qualified Financing Securities (or shall issue additional shares of Qualified Financing Securities by way of a dividend or similar transaction), the number of shares of Qualified Financing Securities issuable upon exercise of this Warrant immediately prior to such subdivision or dividend (or similar transaction) shall be proportionately increased, and the Purchase Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding shares of Qualified Financing Securities, the number of shares of Qualified Financing Securities issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Purchase Price shall be proportionately increased, in each case effective at the close of business on the date of such subdivision, dividend (or similar transaction) or combination, as the case may be; provided however, that there shall be no decrease in the Purchase Price pursuant to this Section 8 with respect to Qualified Financing Securities to the extent that such decrease would cause the Purchase Price to be equal to an amount that is less than the par value of the Qualified Financing Securities.

9. Mergers and Reclassifications. If there shall be any reclassification, capital reorganization or change of the Qualified Financing Securities (other than as a result of a subdivision, combination or stock dividend provided for in Section 8 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of or change in the Qualified Financing Securities), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company, then, as a condition of such reclassification, reorganization, change, consolidation, merger, sale or conveyance, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation, merger, sale or conveyance by a holder of the number of shares of Qualified Financing Securities that might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation, merger, sale or conveyance, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof.

10. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate from the principal financial officer of the Company setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

11. Notices of Record Date, Etc. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record in respect of such event are to be determined. Such notice shall be mailed at least ten (10) days prior to the date specified in such notice on which any such action is to be taken.

12. Amendment. No provision of this Warrant may be amended, modified or waived except with the written consent of the Company and the Holder.

13. Miscellaneous. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Executed copies of this Warrant delivered by fax shall have the same force and effect as an original signature copy.

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IN WITNESS WHEREOF, the undersigned has caused this Warrant to Purchase Preferred Stock to be executed by its duly authorized officers as of the date first above written.

GEVO, INC.

By:	/s/ Patrick Gruber
Patrick Gruber, CEO

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